UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   March 12, 2009

Federal Agricultural Mortgage Corporation
(Exact name of registrant as specified in its charter)

Federally chartered instrumentality of the United States	001-14951	52-1578738
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1133 Twenty-First Street, N.W., Suite 600, Washington, D.C.	20036
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (202) 872-7700

No change
(Former name or former address, if changed since last report)

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)           On March 12, 2009, the Federal Agricultural Mortgage Corporation (the “Company”) entered into a two-year employment agreement, effective March 1, 2009, with the Company’s President and Chief Operating Officer, Mr. Michael A. Gerber.  Mr. Gerber has served as the Company’s Acting President and Chief Executive Officer since October 1, 2008 while the Board conducted a search for the permanent CEO.  Mr. Gerber has been a member of the Company’s Board since June 2007 and served as a member of the Finance Committee and the Marketing Committee.  He previously served as President and Chief Executive Officer of Farm Credit of Western New York, an Association in the Farm Credit System, from 1998 through February 2009 and served as that institution’s Executive Vice President from 1994 to 1998.  From 1992 to 1994, Mr. Gerber was Credit Supervisor and Director of Financial Services for the former Farm Credit System Southern New England Association.  Mr. Gerber currently serves as a director of several agriculture-related organizations.

Under the terms of the employment agreement, Mr. Gerber will receive an annual base salary of $500,000.  In addition to his base salary, Mr. Gerber will receive:

•	A signing bonus of $150,000;
•
An immediate payment of $72,917 to compensate him for the difference from October 1, 2008 to March 1, 2009 between his base salary in his previous employment and his salary under this employment agreement;

•	A non-discretionary incentive payment for the planning year ending June 30, 2009 of $375,000, with $208,333 payable immediately and the remainder in June 2009; and
•	A discretionary incentive payment for the planning year ending June 30, 2010, to be determined in accordance with the Company’s program for incentive payments for all executive officers.

The signing bonus and the second payment of the non-discretionary incentive payment for the planning year ending June 30, 2009 are subject to recapture by the Company on a pro rata basis if Mr. Gerber voluntarily resigns or is terminated for cause on or before February 28, 2010.

In addition, effective as of July 1, 2009, Mr. Gerber will be granted long-term incentive compensation in an amount equal to $200,000.00, in a form, and subject to such conditions, as determined by the Company’s Board or Compensation Committee in its sole discretion.

In connection with the relocation of Mr. Gerber’s permanent residence to the Washington, DC metropolitan area, he will receive:

•	A one-time lump-sum cash payment in the amount of $75,000 to cover packing, moving, and other ancillary expenses;
•	Reimbursement for expenses for travel by Mr. Gerber and his wife between the current residence in New York and Washington, DC; and
•	Reimbursement for, or direct payment of, temporary living expenses in the Washington, DC metropolitan area for up to 180 days from March 12, 2009.

In addition, not later than 180 days from March 12, 2009, the Company will purchase Mr. Gerber’s current residence in New York for an amount equal to the average of two appraisals by appraisers acceptable to Farmer Mac, if not previously sold.

In consideration of the benefits provided under the employment agreement, during the period of employment and for a period of two years thereafter Mr. Gerber has agreed to protect the Company’s confidential information, not to compete with the Company and not to solicit any officer or certain key employees of the Company to resign from or compete with the Company.

In the event of termination by the Company, other than for cause, Mr. Gerber is entitled to a one-time lump sum payment equal to two years’ base salary.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FEDERAL AGRICULTURAL MORTGAGE CORPORATION

By: /s/ Jerome G. Oslick
Name: Jerome G. Oslick
Title: Vice President – General Counsel

Dated:         March 18, 2009